Registration No. 333-59453
                                                  Rule 424 (b) (2)

REVISED PRICING SUPPLEMENT No. 28 Dated September 9, 1999 (To
Prospectus dated July 28, 1998)

                         $5,000,000,000

                  HOUSEHOLD FINANCE CORPORATION

                        Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $500,000,000

Price to Public:    100%           Proceeds to HFC:    100%

Issue Date:  September 14, 1999

Stated Maturity:  September 14, 2000

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on September 13, 1999.

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus .34% (+ 34 basis points).

Interest Payment Dates: On the 14th of March, June, September and December of each year, commencing December 14, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date:  On the Business Day prior to each
     Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
     Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:   Merrill Lynch & Co., as Principal

Agent's Discount or Commission:  Not applicable.